EXHIBIT 5.1


                      (Vinson & Elkins L.L.P. Letterhead)



                                  July 2, 2001


Stone Energy Corporation
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508

RE:      Form S-8 Registration Statement

Ladies and Gentlemen:

     We have acted as counsel to Stone Energy Corporation, a Delaware corporation ("Stone"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to 1,780,000 additional shares (the "Shares") of Stone's Common Stock, par value $.01 per share to be issued under the Stone Energy Corporation 2001 Amended and Restated Stock Option Plan (the "Plan").

     We have examined such corporate records, other documents, and such questions of law as we considered necessary or appropriate for purposes of this opinion and, upon the basis of such examination, advise you that in our opinion all necessary corporate proceedings by Stone have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued and paid for under the Plan in accordance with the terms of the Plan will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                             Very truly yours,
                                             /s/Vinson & Elkins L.L.P.